Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Galecto Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 19, 2024, with respect to the consolidated financial statements of Galecto Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

February 10, 2026